EXHIBIT 99.1

INLAND FIBER GROUP, LLC

FOR IMMEDIATE RELEASE

Contacts:	Thomas C. Ludlow
Chief Financial Officer
Inland Fiber Group LLC.
(212) 755-1100

Klamath Falls - February 27, 2006 -- Inland Fiber Group, LLC and Fiber Finance Corp. (collectively, the “Company”) announced today that it reached a tentative agreement with the trustee for the company's $225.0 million 9 5/8% Senior Notes due 2007 to resolve the outstanding disputes among the parties. Under the terms of the tentative agreement, the Company or its nominee would purchase all of the outstanding notes at a price of 69% of the principal amount of the notes through a pre-negotiated plan of reorganization. The settlement would include the alleged existing defaults, the termination of all pending litigation and a release of all the parties. Completion of the contemplated settlement is subject to a number of conditions, including the commitment to support a pre-negotiated plan of reorganization to effectuate the settlement by a sufficient number of noteholders and holders of a sufficient face value of notes to be acceptable to the Company, and the receipt by the Company of financing sufficient to fund the settlement. The Company has agreements in principle for the financing, which are subject to the negotiation and execution of definitive documentation and confirmatory due diligence. The Company expects to finalize its financing arrangements within the next several weeks. The contemplated settlement is the result of negotiations between the Company and the trustee.

Inland Fiber Group, LLC. owns 167,000 fee acres of timberland and cutting rights on 68,000 acres of timberland containing total merchantable timber volume estimated to be approximately 0.4 billion board feet in Oregon and Washington, east of the Cascade Range. Inland Fiber specializes in the growing of trees, the sale of logs and standing timber and the sale of

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timberlands. Logs harvested from the timberlands are sold to unaffiliated domestic conversion facilities. These logs are processed for sale as lumber, molding products, doors, millwork, commodity, specialty and overlaid plywood products, laminated veneer lumber, engineered wood I-beams, particleboard, hardboard, paper and other wood products. These products are used in residential, commercial and industrial construction, home remodeling and repair and general industrial applications as well as a variety of paper products. Inland Fiber also owns and operates its own seed orchard and produces approximately five million conifer seedlings annually from its nursery, approximately half of which are used for its own internal reforestation programs, with the balance sold to other forest products companies.

Certain information discussed in this press release may constitute forward-looking statements within the meaning of the Federal securities laws. Although Inland Fiber believes that expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends, and uncertainties that could cause actual results to differ materially from those projected. Such risks, trends and uncertainties include the highly cyclical nature of the forest products industry, economic conditions in export markets, the possibility that timber supply could increase if governmental, environmental or endangered species policies change, and limitations on Inland Fiber’s ability to harvest its timber due to adverse natural conditions or increased governmental restrictions. For a more complete description of factors, which could impact Inland Fiber and the statements contained herein, reference should be made to Inland Fiber’s filings with the United States Securities and Exchange Commission.